EXHIBIT 23.3

Steven L. Carter, P.E.
615 Leopard Street, Suite 540
Corpus Christi, TX 78476

April 23, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re: Strategic American Oil Corporation - Form S-1 Registration Statement (Amendment No. 2)

Dear Sirs and Madames:

As a consulting petroleum engineer, I hereby consent to the inclusion or incorporation by reference in the Form S-1 Registration Statement (Amendment No. 2) for Strategic American Oil Corporation, dated on or about April 23, 2008, and thereafter, and for any further amendment in connection therewith, of the following:

  My reserve report effective August 1, 2006 for the Patrick Welder Lease, Barge Canal Field, located in Calhoun County, Texas.

In addition, I hereby consent to the reference to my name included in the referenced Form S-1 Registration Statement for Strategic American Oil Corporation

Yours truly,

"Steven L. Carter"
Steven L. Carter, P.E.